Exhibit 10.13

November 16, 2012

Stephen Hoge

250 East 63rd Street

Apt 21 D

New York, NY 10065

Re:	Employment by Moderna Therapeutics, Inc.

Moderna Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as the Senior Vice President Corporate Development reporting to the CEO. It is understood that you will be employed by the Company in such capacity or such other capacity as may be mutually agreed upon by the Company and you from time to time. Your effective date of hire will be January 1, 2013 (the “Start Date”), and you will perform services for the Company as a regular, full-time employee.

Your compensation for this position will initially be at the rate of $290,000 per year, payable monthly in accordance with the Company’s normal pay schedule.

You will be eligible to receive an annual performance bonus. The Company will target a cash bonus of 30% of your annual base salary rate. The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Board of Directors of the Company (the “Board”) and the terms of any applicable bonus plan. The Company expects to review your job performance on an annual basis and will discuss with you the criteria which the Company will use to assess your performance for bonus purposes. The Company also may make adjustments in the targeted amount of your annual performance bonus

Subject to the approval of the Board, you will be granted a stock option to purchase 300,000 shares of the Common Stock of the Company, for a price per share equal to the fair market value established by the Board at the time of grant (the “Option”). The Option will be subject to time-based vesting, as follow: 25% of the shares underlying the Option will vest on the first anniversary of the Start Date, and the balance of those shares underlying the Option will vest in equal calendar quarterly installments over the next three years, provided in each case that you continue to provide continuous services to the Company as of such vesting date. For 50,000 shares of the Common Stock of the Company out of the 300,000 stock option grant, there will be two (2) tranches with one (1) personal goal within 12 months of starting: 25,000 options for achieving goal one (1), and 25,000 for achieving goal two (2). The two goals will be defined with your manager by end of January 2013.

161 First Street    Cambridge    MA    02142    |    Tel:    617 714 6500    |    www.modernatx com

The company will pay directly for the cost of your full relocation cost from New York, NY to Boston Area including the movers for packing, moving and unpacking your personal belonging. In addition to your compensation, you may take advantage of various benefits offered by the Company, including group medical and dental insurance, short term disability coverage, group life insurance and a 401(k) plan. These benefits, of course, may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you ever have any questions about Company benefits, you should ask for a copy of the applicable plan document.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you.

Your normal place of work will be Cambridge, Massachusetts; however, it is understood that the Company may change your normal place of work according to the Company’s future needs. Enclosed for your review is a “Confidentiality, Intellectual Property, and Non-Competition/Non-Solicitation Agreement” (the “Agreement”). This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement. You will be expected to sign the Agreement before you report for work.

Protecting the company by maintaining company confidential information is a critical responsibility of each employee. The company policy is that employees can ONLY share outside the company the information that is publicly available through the company web site. No other information regarding the company plans, its technology, its research programs or any other topic, can be shared without a proper current CDA in place.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it in the enclosed envelope by November 21, 2012.

Stephen, we look forward to your joining the Company and are pleased that you will be working with us to build a transformative company for patients.

Very truly yours,

MODERNA THERAPEUTICS, INC.

By: Stephane Bancel

Title: President and Founding CEO

/s/ Stephane Bancel

Accepted and Agreed:

Stephen Hoge

/s/ Stephen Hoge

11/27/2012
Date